EXHIBIT 23(b)

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-59059 of Republic Security Financial Corporation of our report dated February 21, 1997 (relating to the consolidated balance sheet and consolidated statements of income, stockholders' equity and cash flows of County Financial Corporation as of and for the year ended December 31, 1996 and the nine months ended December 31, 1995, not presented separately herein) appearing in the Annual Report on Form 10-K of Republic Security Financial Corporation for the year ended December 31, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida
September 2, 1998